Exhibit 23 -- Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 33-65417) and on Form S-8 (File No. 333-95343) of Alliance Financial Corporation of our report dated January 17, 2003 relating to the consolidated financial statements, which appear in this Form 10-K.


PricewaterhouseCoopers LLP
Syracuse, New York
March 26, 2003